Exhibit 21.1

List of Subsidiaries of the Registrant

Subsidiaries:

Phunware OpCo, Inc. (EIN: 26-4413774)

Lyte Technology, Inc.

GoTV Networks, Inc. (Delaware corporation)

Taurus Merger Company, LLC (Delaware corporation)

GoTV Studios, LLC (California LLC)

Rain Acquisition, LLC

Rain – US LLC

Phunware NL Cooperatief U.A.

SendDroid, LLC (Delaware LLC)

Simplikate Systems LLC (Delaware LLC)

30 Second Software, Inc. (Delaware corporation)

Chengdu Digby Technology Co., Ltd. (Chinese company)

Phunware UK Ltd (United Kingdom)

Odyssey Mobile Asia Pte. Ltd. (Singapore)

Rain Acquisition Sub, Inc.

Dutch Holdings CV (Netherlands)

Phunware Europe BV

PhunToken International (Cayman Islands)